Exhibit 10.2

FRANCHISE AND ASSET SALE AGREEMENT

This Franchise and Asset Sale Agreement (this “Agreement”) by and among The Princeton Review, Inc., a Delaware corporation (“Parent”), TPR SoCal, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub II”), LeComp Co., Inc., a California corporation (“LeComp”), and Lloyd Eric Cotsen, an individual residing in the State of California and the sole stockholder of LeComp (“Cotsen”), is hereby made and entered into as of June 11, 2008. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as hereinafter defined). The foregoing parties are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.”

W I T N E S S E T H

WHEREAS, Merger Sub II desires to purchase from LeComp, and LeComp desires to sell to Merger Sub II, that certain The Princeton Review Franchise Agreement, dated as of August 5, 2005, by and between Parent and LeComp (as amended by and together with the Settlement Agreement and the Letter Agreement, each as hereinafter defined, the “Franchise Agreement”), and any and all addenda or agreements related thereto among Parent, LeComp and/or Cotsen, each as amended or supplemented to date, in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, in connection with the purchase of the Franchise Agreement by Merger Sub II, Merger Sub II desires to purchase from LeComp, and LeComp desires to sell to Merger Sub II, substantially all of the operating assets of LeComp used in connection with the business of LeComp which exploits the Franchise Agreement, including the goodwill of LeComp associated therewith (the “Franchise Business”), in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, in connection with such purchase and sale of assets, including the Franchise Agreement and goodwill of LeComp associated therewith, each of LeComp and Cotsen desires to enter into a noncompetition agreement in favor of Parent;

WHEREAS, the Parties desire to set forth their understanding with respect to certain other covenants and agreements of LeComp and Cotsen;

WHEREAS, Parent has entered into an Agreement and Plan of Reorganization, dated as of June 11, 2008, by and among Parent, TPR SoCal I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”), Merger Sub II, The Princeton Review of Orange County, Inc., a California corporation (“Orange”), and Paul Kanarek, an individual residing in the State of California and the sole stockholder of Orange (the “Merger Agreement”), pursuant to which Merger Sub I will merge with and into Orange, with Orange surviving the merger, followed by a merger of the surviving corporation of the foregoing merger with and into Merger Sub II, with Merger Sub II surviving the merger, subject to the terms and conditions of the Merger Agreement (collectively, the “Merger”);

WHEREAS, Parent, Merger Sub II, LeComp and Cotsen each desire that this Agreement (collectively, the transactions, covenants and agreements contemplated by this Agreement are the “LeComp Transactions”) be effective as of the LeComp Closing (as hereinafter defined).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Purchase and Sale of Assets.

(a) Purchased Assets. In accordance with the terms and conditions set forth in this Agreement, at the LeComp Closing, Merger Sub II shall purchase, and LeComp shall sell, convey, assign, transfer and deliver to Merger Sub II, free and clear of any Liens (as hereinafter defined), except for any Permitted Liens (as hereinafter defined), by appropriate instruments of conveyance reasonably satisfactory to Parent, the Franchise Agreement (including, for the avoidance of doubt, the Settlement Agreement and Letter Agreement), all assets, properties, rights, titles and interests of every kind or nature owned, leased, licensed or otherwise held by LeComp (including indirect and other forms of beneficial ownership) as of the LeComp Closing, and in any case, belonging to or intended to be used in the Franchise Business, whether tangible, intangible, real or personal and, wherever located, including, but not limited to, those assets set forth on Exhibit A hereto (the “Purchased Assets”), and excluding those assets set forth in Section 1(b), below (the “Excluded Assets”).

(b) Excluded Assets. LeComp shall retain the following assets:

(i) the real property having addresses at (A) 1880 Veteran Avenue, #310, Los Angeles, CA, 90025 and (B) 26918 Malibu Cove Colony, Malibu, CA 96268;

(ii) the storage lockers at 1964 Westwood Boulevard, Los Angeles, CA 90025;

(iii) the personal property attached to and located in the real property described in (i) and (ii), above, as set forth on Schedule 1(b)(iii) hereto;

(iv) all cash held in accounts of LeComp at the LeComp Closing in excess of an amount equal to the Assumed Liabilities (described below); and

(v) all marketable securities.

(c) Assumed Liabilities; Excluded Liabilities. In accordance with the terms and conditions set forth in this Agreement, at the LeComp Closing, Merger Sub II shall assume and shall agree to pay, defend, discharge and perform as and when due and performable only the specific Liabilities of LeComp set forth on Exhibit B hereto (the “Assumed Liabilities”). Notwithstanding the foregoing sentence, LeComp shall retain, and shall be responsible for paying, performing and discharging when due, and neither Merger Sub II nor Parent or any Affiliate thereof shall assume or have any responsibility for, all Liabilities of LeComp and Cotsen as of the LeComp Closing other than the Assumed Liabilities (the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities shall include, without limitation, (i) any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise) associated with the wage and hour class action case titled Tiu & Campbell v. The Princeton Review, Inc., including, but not limited to the amount to be paid by LeComp in settlement of such case, and (ii) any Tax liabilities of LeComp or Cotsen, whether or not attributable to or resulting from the transactions contemplated by this Agreement.

(d) Franchise Agreement. The covenants, obligations and agreements of LeComp set forth in the Franchise Agreement of any type which are, by their terms, intended to survive transfer of the Franchise Agreement shall survive and remain in full force and effect, including, but not limited to, those set forth in Section 10.2.2, Section 11, Section 13.3 (except with respect to Section 13.2 of the Franchise Agreement), Section 13.4, Section 18.1, Section 18.2, Section 18.3, Section 18.4, Section 18.5, Section 19.2 and Section 21.7 (collectively, the “Franchise Agreement Surviving Provisions”). Notwithstanding that Section 13.2 and 18.6, by the terms of the Franchise Agreement, survive transfer of the Franchise Agreement, such sections of the Franchise Agreement shall not so survive.

(e) Waiver of Consent Requirements. Parent hereby waives the requirements of Section 14.1 of the Franchise Agreement to the extent that they apply to the transactions contemplated by this Agreement.

(f) Allocation. The allocation of the LeComp Purchase Price and Assumed Liabilities (and any other amounts properly treated as additional purchase price for Tax purposes) among the tangible and intangible assets of LeComp and the Noncompete Agreement is attached hereto as Exhibit C (the “Purchase Price Allocation”). The Purchase Price Allocation shall be binding on Parent and LeComp. Parent shall timely prepare IRS Form 8594 based on the Purchase Price Allocation and deliver a copy of such form to LeComp for LeComp’s approval, which shall not be unreasonably withheld, conditioned or delayed. Parent and LeComp agree to timely file the agreed upon form with each relevant Taxing Authority and to refrain from taking any position on a Tax Return or otherwise inconsistent with such form and the Purchase Price Allocation; provided, however, that (i) nothing contained in this Section 1(f) shall prevent Parent from settling any proposed deficiency or adjustment by any governmental authority with respect to any Parent Tax Return based upon or arising out of the Purchase Price Allocation, and Parent shall not be required to litigate before any court, any proposed deficiency or adjustment by any governmental authority with respect to any Parent Tax Return challenging such Purchase Price Allocation, and (ii) nothing contained in this Section 1(f) shall prevent Cotsen from settling any proposed deficiency or adjustment by any governmental authority with respect to any LeComp Tax Return based upon or arising out of the Purchase Price Allocation, and Cotsen shall not be required to litigate before any court, any proposed deficiency or adjustment by any governmental authority with respect to any LeComp Tax Return challenging such Purchase Price Allocation.

(g) Sales and Transfer Taxes. Each of (i) Cotsen or LeComp and (ii) Parent shall pay fifty percent (50%) of all applicable sales and transfer Taxes (or any similar Taxes) and all recording and filing fees that may be imposed, assessed or payable by reason of the operation or as a result of this Agreement, including, without limitation, the sale and purchase of the Purchased Assets.

(h) Tax Matters.

(i) LeComp Tax Returns. Subject to Section 1(h)(iii) below, LeComp will be responsible for the preparation and filing of all tax returns of LeComp (including Tax Returns required to be filed after the LeComp Closing) to the extent such Tax Returns include or relate to the operations of LeComp or the use or ownership of the Purchased Assets attributable to any taxable period ending on or before the end of the day on which the LeComp Closing occurs and any portion of a Straddle Period (as hereinafter defined) ending at the end of the day on which the LeComp Closing occurs (the “LeComp Tax Returns”). The LeComp Tax Returns shall be true, complete and correct and prepared in accordance with applicable law. LeComp will make all payments for Taxes required with respect to the LeComp Tax Returns.

(ii) Parent Tax Returns. Parent will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Parent’s ownership or use of the Purchased Assets attributable to any taxable period or portion of a period that begins after the end of the day on which the LeComp Closing occurs (the “Parent Tax Returns”). The Parent Tax Returns shall be true, complete and correct and prepared in accordance with applicable law. Parent will make all payments for Taxes required with respect to the Parent Tax Returns.

(iii) Straddle-Period Taxes. In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a period commencing before the end of the day on which the LeComp Closing occurs and ending thereafter (any such period, a “Straddle Period,” and any such tax, a “Straddle Period Tax”), any such Straddle Period Tax shall be prorated between LeComp and Parent on a per diem basis. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other Party (the “Non-Paying Party”) with notice of payment, and within ten (10) business days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

Section 2. Franchise Agreement; Guaranty.

(a) Fees. LeComp’s obligation with respect to fees of any type under the Franchise Agreement payable to Parent as of 11:59 p.m. on the date of the LeComp Closing shall survive sale of the Franchise Agreement until such fees are paid in full. To the extent that fees payable under the Franchise Agreement can be determined as of the LeComp Closing, such amounts shall be included as part of the LeComp Closing Adjustment (as hereinafter defined). To the extent that fees payable under the Franchise Agreement cannot be determined as of the LeComp Closing, following the LeComp Closing, LeComp shall provide a statement and remit payment of such outstanding fees, payable in compliance with the Franchise Agreement, within thirty (30) days of the LeComp Closing.

(b) Guaranty. Effective as of the LeComp Closing, notwithstanding anything to the contrary in the Guaranty, the Guaranty is hereby terminated in its entirety and shall be of no further force or effect. Notwithstanding the foregoing sentence, covenants, obligations and agreements of Cotsen set forth in the Guaranty of any type which are, by their terms, intended to survive termination of the Guaranty shall survive and remain in full force and effect, including, but not limited to, the obligation of Cotsen to guaranty LeComp’s performance of the Franchise Agreement Surviving Provisions and Cotsen’s agreements set forth in paragraph 4 of the Guaranty to be personally bound by certain provisions of the Franchise Agreement and the Settlement Agreement, including, but not limited to, those relating to Parent’s intellectual property and confidentiality.

Section 3. Noncompete Agreement. In consideration of and as a material inducement to Parent’s payment to LeComp of the LeComp Purchase Price in connection with the purchase and sale of the Purchased Assets, each of LeComp and Cotsen hereby agrees to execute, deliver and be bound by the noncompetition agreement attached hereto as Exhibit D (the “Noncompete Agreement”). The provisions of the Noncompete Agreement are intended to conform to the provisions of Section 16601 of the California Business and Professions Code. Notwithstanding anything to the contrary herein, the Noncompete Agreement shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of California law. Each of LeComp and Cotsen understands and agrees that the Noncompete Agreement is a material inducement to Parent’s purchase of the Purchased Assets and assumption of the Assumed Liabilities.

Section 4. LeComp Purchase Price. In accordance with the terms and conditions set forth in this Agreement, at the LeComp Closing, in exchange for the actions, covenants and agreements of LeComp and Cotsen described in Sections 1 through 3 of this Agreement, including the agreement to purchase the Purchased Assets, Parent shall (a) pay $17,000,000 less the LeComp Closing Adjustment (as hereinafter defined) (the “LeComp Purchase Price”) to LeComp by delivery of cash by wire transfer of immediately available funds pursuant to instructions provided by LeComp and (b) assume the Assumed Liabilities. The “LeComp Closing Adjustment” shall mean fees payable under the Franchise Agreement that can be determined as of the LeComp Closing, if any. The Purchased Assets shall be sold, assigned, transferred, conveyed and delivered by LeComp and shall be purchased, acquired and accepted by Merger Sub II in consideration for the LeComp Purchase Price.

Section 5. Closing. The closing of the LeComp Transactions (the “LeComp Closing”) shall be held at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts, at 10:00 a.m. on a date that is as soon as practicable following satisfaction (except to the extent waived in accordance with Section 8) of all conditions to the obligations of the Parties to consummate, or cause the consummation, of the LeComp Transactions and the taking of all other actions (other than those that by their terms are to be satisfied or taken, or waived, at or after the LeComp Closing) set forth in Section 8, or on such other date, and at such other time or place, as the Parties may mutually agree in writing.

Section 6. Representations of Parent and Merger Sub II. Each of Parent and Merger Sub II has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by each of Parent and Merger Sub II of this Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of each of them, and no other proceedings on the part of each of Parent and Merger Sub II shall be necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub II, and assuming due execution and delivery by the other Parties hereto, constitutes their valid and binding obligation, enforceable against them in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

Section 7. The Princeton Review Programs. Following the LeComp Closing, Parent shall allow Cotsen to grant during each calendar year, without any cost to Cotsen for the programs, materials in connection therewith, or otherwise, up to five (5) Princeton Review courses in SAT, LSAT, GMAT, GRE and/or MCAT anywhere in the country.

Section 8. Conditions to Consummation of the LeComp Transactions.

(a) Conditions to Parent’s Obligations. The obligation of Parent and Merger Sub II to effect the LeComp Transactions is subject to the satisfaction (or express written waiver by Parent and Merger Sub II) on or prior to the date of the LeComp Closing of the following conditions:

(i) No Legal Restraints. No Legal Restraints or Law which has the effect of preventing the consummation of the LeComp Transactions shall be in effect. There shall not be pending or threatened by any Governmental Entity any claim, suit, action or proceeding (or by any other Person any claim, suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain, prohibit, prevent, enjoin, alter or delay the LeComp Transactions.

(ii) No Material Adverse Change. Since the Most Recent Year End Financials Date, there shall not have been a Material Adverse Change to LeComp, nor any change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a Material Adverse Change to LeComp or, following the LeComp Closing, Merger Sub II.

(iii) Contractual Consents and Approvals. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that LeComp and Cotsen have obtained all consents and approvals of third parties set forth on Schedule 8(a)(iii) hereto.

(iv) Noncompete Agreement. At or prior to the LeComp Closing, Cotsen shall have duly executed and delivered to Parent the Noncompete Agreement, which agreement shall be in full force and effect.

(v) Bill of Sale; Assignment and Assumption of Contracts. LeComp shall have delivered to Parent a Bill of Sale transferring all right, title and interest in and to the Purchased Assets to Merger Sub II in the form attached hereto as Exhibit E and an Assignment and Assumption of Contracts assigning the Assumed Liabilities to Merger Sub II in the form attached hereto as Exhibit F, both of which shall be effective upon payment by Parent to LeComp of the LeComp Purchase Price.

(vi) Other Documentation. Parent and counsel to Parent shall have received such other certificates and other documentation (including certificates of good standing of LeComp in its jurisdiction of organization and the various other jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) from LeComp and Cotsen as they shall have reasonably requested and as is customary with respect to the LeComp Transactions.

(vii) Closing of Other Transactions. The transactions contemplated in the Merger Agreement and in the PK Agreement (as hereinafter defined) shall be consummated simultaneously herewith.

(viii) Financing. Financing shall be available for borrowing by Parent from an institutional lender (the “Lender”) of funds sufficient to allow Parent and Merger Sub II to satisfy all of their obligations under this Agreement, the Merger Agreement and the PK Agreement, including the payment of the LeComp Purchase Price, the Merger Consideration (as defined in the Merger Agreement) and the PK Purchase Price (as defined in the PK Agreement) and the payment of all associated costs and expenses (collectively, the “Aggregate Purchase Price”). Such financing shall not be subject to conditions precedent to the respective obligations of the Lender to fund the full amount of the Aggregate Purchase Price or contractual contingencies under any agreements, side letters or arrangements relating to the financing that would permit the Lender to reduce the total amount of the financing or that would materially affect the availability of the financing of the Aggregate Purchase Price.

(b) Conditions to LeComp’s and Cotsen’s Obligations. The obligation of LeComp and Cotsen to effect the LeComp Transactions is subject to the satisfaction (or express written waiver by LeComp) on or prior to the date of the LeComp Closing of the following conditions:

(i) No Legal Restraints. No Legal Restraints or Law which has the effect of preventing the consummation of the LeComp Transactions shall be in effect. There shall not be pending or threatened by any Governmental Entity any claim, suit, action or proceeding (or by any other Person any claim, suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain, prohibit, prevent, enjoin, alter or delay the LeComp Transactions.

(ii) Assignment and Assumption of Contracts. Merger Sub II shall have delivered to LeComp an Assignment and Assumption of Contracts assuming the Assumed Liabilities to Merger Sub II in the form attached hereto as Exhibit E.

(iii) Closing of Other Transactions. The transactions contemplated in the Merger Agreement and in the PK Agreement shall be consummated simultaneously herewith.

(iv) Consents and Approvals. LeComp shall have evidence, in form and substance reasonably satisfactory to it, that all consents and approvals required to be obtained by Parent and Merger Sub II in connection with this transaction and the other transactions contemplated hereby, have been obtained or made, and are in full force and effect.

(v) Other Documentation. LeComp and counsel to LeComp shall have received such other certificates and other documentation (including certificates of good standing of Parent Sub II in its jurisdiction of organization and the various other jurisdiction in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) from Merger Sub II as they shall have reasonably requested and as in customary with respect to the LeComp Transactions.

(vi) Representations and Warranties. The representations and warranties of Parent and Merger Sub II set forth in Section 6 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the LeComp Closing Date with the same effect as though made as of the LeComp Closing Date.

Section 9. Termination. This Agreement may be terminated, and the LeComp Transactions may be abandoned, at any time prior to the LeComp Closing:

(a) by written consent of Parent and LeComp; and

(b) by either Parent or LeComp if the LeComp Transactions have not been consummated by July 31, 2008 (or such later date as may be mutually agreed upon in writing by Parent and LeComp); provided, that the right to terminate this Agreement pursuant to this Section 9(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the LeComp Transactions to be consummated by such date; provided, however, that if Cotsen and LeComp have used commercially reasonable efforts to satisfy the condition to the LeComp Closing set forth in Section 8(a)(iii) but have been unable to do so as of July 31, 2008 and if Parent has not waived such condition to the LeComp Closing, then LeComp may terminate this Agreement pursuant to this Section 9(b).

If this Agreement is terminated and the LeComp Transactions are abandoned as described in this Section 9, this Agreement shall become void and of no further force or effect, except for the provisions of this Section 9; provided, that nothing in this Section 9 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by the other Parties of their respective obligations under this Agreement. Notwithstanding the foregoing and as a material inducement to Cotsen’s willingness to enter into this Agreement, if this Agreement is terminated pursuant to Section 9(b) by Parent because of Parent’s failure to satisfy the condition set forth in Section 8(a)(viii), Parent shall pay to Cotsen, as liquidated damages in lieu of any damages that LeComp or Cotsen may have sought or may seek from Parent or Merger Sub II under this Agreement, $250,000 (the “Financing Condition Fee”) by delivery of cash by wire transfer of immediately available funds pursuant to instructions provided by Cotsen, which Financing Condition Fee shall be Cotsen’s and LeComp’s sole remedy at law, equity or otherwise.

Section 10. Cooperation; Further Assurances. Each of LeComp and Cotsen agree to cooperate fully with Parent in the defense or prosecution of any claims that are asserted or proceedings that have been brought or which may be brought in the future against or on behalf of LeComp or Parent or any Affiliate thereof which relate to events or occurrences related to the business of LeComp and/or the associated actions of Cotsen or any director, officer, employee, independent contractor, agent or consultant of LeComp, that transpired prior to the date of the LeComp Closing. The Parties hereto understand and agree that LeComp’s and Cotsen’s full cooperation in connection with such claims or proceedings shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by Parent at times designated by Parent that do not unreasonably interfere with Cotsen’s other commitments. From time to time prior to and following the LeComp Closing, as and when requested by Parent or any Affiliate thereof, each of LeComp and Cotsen shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Parent or Parent’s Affiliate may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, taking any and all actions that Parent or any Affiliate thereof reasonably deems necessary to affirm the ownership of intellectual property and other assets and rights of Parent and Merger Sub II as contemplated within the Franchise Agreement, the Guaranty and in this Agreement.

Section 11. Certain Definitions.

(a) “Guaranty” means that certain Personal Guaranty made by Cotsen as of July 28, 2005 in favor of Parent pursuant to the Franchise Agreement and the Settlement Agreement.

(b) “Letter Agreement” means that certain Side Letter Agreement, dated as of May 17, 2006, by and among Parent, LeComp and Cotsen, and any and all addenda or agreements related thereto among Parent, LeComp and/or Cotsen, each as amended or supplemented to date.

(c) “Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

(d) “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against LeComp, Cotsen or any of their Affiliates, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, in each case, that affects a Purchased Asset.

(e) “Permitted Liens” means (i) Liens for Taxes or other governmental charges, assessments or levies that are not yet due and payable, (ii) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that do not materially detract from the value of the property encumbered thereby, (iii) other Liens the existence of which do not materially impair the operations of LeComp in the ordinary course or the value of the Purchased Assets taken as a whole, (iv) minor imperfections of title, conditions, easements and reservations of rights, including easements and reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, encroachments, covenants and restrictions and (v) any inchoate Liens for Taxes. Notwithstanding the foregoing, any Lien for Indebtedness as of the LeComp Closing will not be a Permitted Lien.

(f) “PK Agreement” means that certain Franchise and Asset Sale Agreement by and among Parent, Merger Sub II and Paul Kanarek, dated as of even date herewith.

(g) “Settlement Agreement” means that certain Settlement Agreement, dated as of July 28, 2005, by and between Parent and LeComp, and any and all addenda or agreements related thereto among Parent, LeComp and/or Cotsen, each as amended or supplemented to date.

(h) “Tax Authority” means a Governmental Entity responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

(i) “Tax Returns” means all reports, returns, declarations, statements, estimates or other information supplied to a taxing authority in connection with Taxes.

(j) “Tax” or “Taxes” means all taxes, including income, gross receipts, ad valorem, value added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any liability for the Taxes of another person.

Section 12. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 12:

if to Parent or Merger Sub II:

The Princeton Review, Inc.

111 Speen Street, Suite 550

Framingham, MA 01701

Attention: General Counsel

Facsimile No.: (508) 663-5115

with a copy to:

Goodwin Procter, LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention: John M. Mutkoski, Esq.

Facsimile No.: (617) 523 1231

if to LeComp:

LeComp Co., Inc.

1880 Veteran Avenue, Suite 310

Los Angeles, CA 90025

Attention: Lloyd Eric Cotsen

Facsimile No.: (310) 479-0768

with a copy to:

Muchnick, Golieb and Golieb, P.C.

200 Park Avenue South

Suite 1700

New York, NY 10003

Attention: Howard W. Muchnick, Esq.

Facsimile No.: (212) 977-5133

if to Cotsen:

Lloyd Eric Cotsen

1880 Veteran Avenue, Suite 310

Los Angeles, CA 90025

Facsimile No.: (310) 479-0768

with a copy to:

Muchnick, Golieb and Golieb, P.C.

200 Park Avenue South

Suite 1700

New York, NY 10003

Attention: Howard W. Muchnick, Esq.

Facsimile No.: (212) 977-5133

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one (1) Business Day after when delivered to a courier, if delivered by commercial one day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

Section 13. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, except that Merger Sub II may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent, but no such assignment shall relieve Merger Sub II of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.

Section 14. Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the Southern District of New York, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.

Section 15. Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and LeComp. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 16. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

Section 17. No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

Section 18. Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 19. Governing Law. Except for the Noncompete Agreement referenced in Section 3 hereof and attached as Exhibit D hereto, this Agreement shall be governed by, and construed in accordance with, the substantive law of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 20. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 21. Submission to Jurisdiction; Waiver of Jury Trial. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12. Nothing in this Section 21, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE LeCOMP TRANSACTIONS, THE PARTIES IRREVOCABLY CONSENT TO TRIAL WITHOUT A JURY.

Section 22. Construction.

(i) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(ii) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 23. Survival. All covenants and obligations of the Parties which by their explicit terms or by implication are to be performed subsequent to or are to otherwise survive the LeComp Closing shall survive the LeComp Closing and the consummation of the LeComp Transactions and shall not be extinguished, but shall instead remain in full force and effect thereafter and otherwise in accordance with or as contemplated by the terms hereof, notwithstanding the LeComp Closing or the consummation of the LeComp Transactions.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

THE PRINCETON REVIEW, INC.

By:	/s/ Stephen C. Richards
Name:	Stephen C. Richards
Title:	Chief Operating Officer

TPR SoCAL, LLC

By:	/s/ Stephen C. Richards
Name:	Stephen C. Richards
Title:	Vice President and Treasurer

LeCOMP CO., INC.

By:	/s/ Lloyd Eric Cotsen
Name:	Lloyd Eric Cotsen
Title:

LLOYD ERIC COTSEN

/s/ Lloyd Eric Cotsen

LeComp Franchise and Asset Sale Agreement Signature Page